Date: October 27, 1994






Robert C. Jaudes (as President of Laclede Gas Company), and Robert
J. Carroll (as Senior Vice President - Finance of Laclede Gas Company), pursuant to resolutions adopted by the Board of Directors on August 28, 1986, which resolutions, among other things, granted to any two executive officers who hold one of the following offices: Chairman of the Board; President; Executive Vice President; or Senior Vice President; the authority to amend any or all of the benefit plans and/or related trust agreements of the Company (collectively the "Plans") to the extent such amendments deal with changes necessary or appropriate: (1) to comply with, or obtain the benefit of, applicable laws and/or regulations, as amended from time to time; (2) to reflect minor or routine administrative factors; (3) to clarify the meaning of any of the provisions of the Plans; and/or (4) to evidence changes in then existing Plans to reflect the interrelationship thereof with newly adopted Plans or amendments to Plans, which newly adopted Plans or amendments affect the terms of such other then existing Plans; do hereby amend the Missouri Natural Gas Division of Laclede Gas Company Dual Savings Plan as set forth in the attached exhibit, such amendment to be effectuated and evidenced by our signatures on said exhibit.






























                                  Page 15
               AMENDMENTS TO THE MISSOURI NATURAL GAS DIVISION
                 OF LACLEDE GAS COMPANY DUAL SAVINGS PLAN


The following amendments are effective November 1, 1992, except where specified otherwise.

1. The last paragraph of subparagraph (2) of subsection (e) of Section IV is amended as follows:

    "Such higher amount of (i) and (ii) in this subparagraph (2) is hereinafter in this Section IV(e) called the "Base Deferral Percentage". If the ADP for the Highly Compensated Employees' group exceeds the Base Deferral Percentage (any such excess being hereinafter in this Section IV(e) called the "Excess Deferral"), then prior to the end of the Plan Year, the Pre-Tax Deposit percentage of each of those Participants in the Highly Compensated Employees group whose ADP shall be greater than the Base Deferral Percentage shall be reduced as necessary (to eliminate the Excess Deferral) in a manner whereby the ADP of such Participants shall be equal to the Base Deferral Percentage, by refunding to such Participants."

2. The last paragraph of subparagraph (3) of subsection (e) of Section IV is amended as follows:

    "Such higher amount of (i) and (ii) in this subparagraph (2) is hereinafter in this Section IV(e) called the "Base Contribution Percentage". If the ACP for the Highly Compensated Employees' group exceeds the Base Contribution Percentage (any such excess being hereinafter in this Section IV(e) called the "Excess Contribution"), then prior to the end of the Plan Year, the Post-Tax Deposit percentage and/or the Company contribution of each of those Participants in the Highly Compensated Employees group whose ACP shall be greater than the Base Contribution Percentage shall be reduced as necessary (to eliminate the Excess Contribution) in a manner whereby the ACP of such Participants shall be equal to the Base Contribution Percentage, by refunding to such Participants and/or the Company."

3. The first paragraph of subsection (a) of Section VII is amended as follows:

    "A Participant may, after attaining age 59-1/2, withdraw all or any portion of his Pre-Tax Deposit or Pre-Tax Match Accounts at any time by giving written notice to the Committee. Prior to attaining age 59-1/2, a Participant who satisfies the Plan financial hardship requirements may withdraw all or any portion of the Participant's Pre-Tax Deposit Account, but exclusive of related earnings and amounts previously distributed due to hardship. Application for hardship and a demonstration of the existence of such financial hardship must be made to the satisfaction of the Committee. Within thirty (30) days after receipt of such notice and proof of hardship, the Committee shall direct the Trustee to make the appropriate distribution."






                                  Page 16

4. Clauses (i) and (ii) of subsection (a) of Section VII are amended as follows:

     "(i) Incurred medical expenses or expenses to obtain medical care for the Participant, the Participant's spouse or any dependents of the Participant.

     (ii) Payment of tuition and related educational fees for the next twelve (12) months of post-secondary education for the Participant, or the Participant's spouse, children or dependents."

5. The last unnumbered paragraph of subsection (a) of Section VII is amended as follows:

     "If a Participant who has an outstanding loan applies for a hardship withdrawal and if the amount of the Participant's financial hardship exceeds the maximum loan amount allowable under Section VII(e), then a hardship withdrawal may be permitted up to the amount of hardship and subject to the limitations of Section VII(a)."

6. The last sentence of subparagraph (1) of subsection (h) of Section XV is amended as follows:

     "If, however, the Internal Revenue Service rules, upon application to it for a favorable determination, that the Plan and its related trust are qualified and exempt under the Code, all contributions theretofore made by the Company shall be subject to the provisions of this Plan in all respects and may not be diverted to purposes other than the exclusive benefit of Participants and their beneficiaries and estates, and may not be returned to the Company, except as provided in subparagraph (3) of subsection (e) of Section IV."

7. Subparagraph (2) of subsection (h) of Section XV is amended as follows:

     "(2) Notwithstanding the foregoing or any other contrary provision herein contained, any erroneous Company Contribution which is made by a mistake of fact will be returned to the Company if the mistake of fact is discovered, and the return of such contribution completed, within one (1) year after the payment of such contribution to the Plan. If any deduction for any Company Contribution is denied as not allowable under Section 404 of the Code, then such Contribution, to the extent of such disallowed deduction, will be returned to the Company within one (1) year after the disallowance of such deduction."












                                  Page 17

8. Effective November 1, 1989, a new subsection (j) is added to Section VIII as follows:

     "(j) Payment due to Qualified Domestic Relations Order. Payment to an alternate payee pursuant to a Qualified Domestic Relations Order shall be made in one lump-sum payment, at the alternate payee's election, by requesting such distribution on a form provided by the Company, at least thirty (30) days but no more than ninety (90) days before distribution is to be made. Distribution to the alternate payee may be made on or after the earlier of:

           (1) the date on which the Participant could take a distribution, or

           (2)  the later of:

                (i)    the date the Participant attains age fifty (50), or

                (ii) the earliest date on which the Participant could receive a distribution if he separated from service."

9. Effective November 1, 1989, the following sentence is added at the end of the second paragraph of subsection (b) of Section XV as follows:

     "Qualified Domestic Relations Orders shall be handled pursuant to procedures established by the Committee."

10.  Effective October 19, 1989, subparagraph (3) of subsection (e) of
     Section VII is amended as follows:

     "(3) In the event a Note or any installment thereunder is not paid when due, the Committee shall give written notice to the Participant sent to the Participant's last known address and, if the note or such delinquent installment is not paid within thirty (30) days from the date of such notice, the Trustee shall have the right to recourse to the collateral securing the same, with full right to exercise all remedies granted a secured party under the applicable laws (including the Uniform Commercial
           Code) as in effect in the various jurisdiction(s) in which the collateral may be located. In addition, if an installment is not paid because the payroll check is not sufficient to cover the amount of the installment payment, the length of the loan may be extended without refinancing, upon approval of the Committee. Partial installment payments will neither be accepted nor credited to a Participant's Pre-Tax Deposit or Pre-Tax Match Accounts. If a default occurs, the Participant will be responsible for payment of all costs and expenses of collection (including, without limitation, attorney's fees and court costs) regardless of whether legal action is initiated. Interest will continue to accrue on the unpaid principal amount until the earlier of the maturity date or when repayment on the loan begins. A defaulted loan will be reported as a distribution,



                                  Page 18
            subject to income taxes and the excise tax on premature distributions, if applicable."

11. Effective October 19, 1989, a new subparagraph (9) is added to subsection (e) of Section VII as follows:

     "(9) For purposes of this Section VII(e) and in conformity with the requirements contained herein, loan availability is restricted to Participants who are parties in interest as defined by section 3(14) of ERISA."

12. Effective January 1, 1993, the second unnumbered paragraph of subsection (a) of Section VII is amended as follows:

     "A withdrawal satisfies the Plan financial hardship requirements of paragraph (a) of this Section VII if it is made on account of an immediate and heavy financial need of the Participant, and it is necessary to satisfy, and does not exceed, such financial need. Federal tax will be withheld on hardship withdrawals at a rate of twenty percent (20%); state or local income taxes will be withheld at the Participant's request. The amount required for hardship may be increased to include the necessary taxes but cannot exceed the amount available for hardship as provided in this paragraph (a). A hardship withdrawal will not be granted if such financial hardship may be relieved in full by borrowing such amount as allowed under this paragraph (a) and Section VII(e)."




                                       Robert C. Jaudes
                                  -----------------------------------
                                  Title:  President and Chief
                                          Executive Officer



                                       Robert J. Carroll
                                  ------------------------------------
                                  Title:  Senior Vice President -
                                          Finance













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